Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

•	Improved demand for irrigation equipment continued in the fourth quarter across all geographies

•	Fourth quarter irrigation revenues increase 63 percent to $125.3 million

•	Fourth quarter infrastructure revenues decline 45 percent compared to record results in prior year

•	Fourth quarter net earnings reduced by after-tax LIFO impact of $4.5 million, or $0.41 per diluted share

OMAHA, Neb., October 21, 2021—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year, which ended on August 31, 2021.

Fourth Quarter and Full Year Summary

Revenues for the fourth quarter of fiscal 2021 were $153.6 million, an increase of $25.2 million, or 20 percent, compared to revenues of $128.4 million in the prior year fourth quarter. Net earnings for the quarter were $5.8 million, or $0.53 per diluted share, compared with net earnings of $14.7 million, or $1.35 per diluted share, for the prior year fourth quarter. Net earnings for the quarter were reduced by an after-tax LIFO impact of approximately $4.5 million, or $0.41 per diluted share.

Revenues for the year ended August 31, 2021, were $567.6 million, an increase of $93.0 million, or 20 percent, compared to revenues of $474.7 million in the prior year. Net earnings for the year were $42.6 million, or $3.88 per diluted share, compared with net earnings of $38.6 million, or $3.56 per diluted share, in the prior year.

“Fiscal 2021 was an extraordinary year in which our team demonstrated agility and resiliency in the face of the ongoing global pandemic,” said Randy Wood, President and Chief Executive Officer. “We were able to capitalize on market tailwinds in irrigation while navigating persistent headwinds created by pandemic-related project delays in our infrastructure business, significant raw material inflation, logistics challenges, and a tight labor market. We also remained highly focused on innovation, maintaining strong organizational health and safety, and increasing our commitment to sustainability initiatives.”

Fourth Quarter Segment Results

Irrigation segment revenues for the fourth quarter of fiscal 2021 were $125.3 million, an increase of $48.2 million, or 63 percent, compared to $77.0 million in the prior year fourth quarter. North America irrigation revenues of $53.5 million increased $12.3 million, or 30 percent, compared to the prior year fourth quarter. The increase in North America irrigation revenues resulted from a combination of higher irrigation equipment unit sales volume and higher average selling prices. International irrigation revenues of $71.7 million increased $35.9 million, or 100 percent, compared to the prior year fourth quarter. The increase in international irrigation revenues resulted primarily from higher unit sales volumes, along with higher selling prices and a favorable foreign currency translation impact of $2.8 million. The largest sales volume increases were in the Brazil and Middle East markets.

Irrigation segment operating income for the fourth quarter of fiscal 2021 was $10.6 million, an increase of $4.6 million, or 78 percent, compared to the prior year fourth quarter. Operating margin was 8.4 percent of sales, compared to 7.8 percent of sales in the prior year fourth quarter. The impact of higher irrigation system unit volume was partially offset by the impact of higher raw material and other costs. Fourth quarter operating results were also reduced by approximately $5.0 million resulting from the impact of the LIFO method of accounting for inventory, under which higher raw material costs are recognized in cost of goods sold rather than in ending inventory values.

Infrastructure segment revenues for the fourth quarter of fiscal 2021 were $28.4 million, a decrease of $23.0 million, or 45 percent, compared to $51.4 million in the prior year fourth quarter. The decrease resulted primarily from lower Road Zipper System® sales compared to the prior year. Road Zipper System® sales in the fourth quarter of fiscal 2020 included a large project in the United Kingdom that did not repeat in fiscal 2021. In addition, during fiscal 2021 the timing of certain projects has been impacted by coronavirus-related delays.

Infrastructure segment operating income for the fourth quarter of fiscal 2021 was $5.8 million, a decrease of $14.1 million, or 71 percent, compared to the prior year fourth quarter. Operating margin was 20.5 percent of sales, compared to 38.8 percent of sales in the prior year fourth quarter. Current year results reflect lower revenues and a less favorable margin mix of revenues compared to the prior year fourth quarter and were also reduced by approximately $1.0 million resulting from the impact of the LIFO method of accounting for inventory.

The backlog of unfilled orders at August 31, 2021 was $149.1 million compared with $58.7 million at August 31, 2020. A higher backlog of orders in irrigation was partially offset by a lower backlog in infrastructure.

Outlook

“Although agricultural commodity prices have come down from their peak earlier in the year, they remain at multi-year highs,” said Mr. Wood. “This supports a solid outlook for North America irrigation equipment demand for the fall selling season. We expect growth in international irrigation to be led by continued momentum in Brazil and other markets and from new agricultural development being driven by increased concerns regarding food security.”

Mr. Wood continued, “In our infrastructure business, we expect a slower start to fiscal 2022 due to specific project delays. However, prospects for year-over-year growth are supported by the quality of our project sales funnel.”

Fourth Quarter Conference Call

Lindsay’s fiscal 2021 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Operating revenues	$153,648	$128,405	$567,646	$474,692
Cost of operating revenues	120,081	83,038	417,441	322,149

Gross profit	33,567	45,367	150,205	152,543

Operating expenses:
Selling expense	8,136	9,343	30,816	31,444
General and administrative expense	12,153	14,921	51,923	52,947
Engineering and research expense	3,855	3,647	13,359	13,950

Total operating expenses	24,144	27,911	96,098	98,341

Operating income	9,423	17,456	54,107	54,202
Other (expense) income:
Interest expense	(1,167)	(1,185)	(4,751)	(4,759)
Interest income	285	544	1,083	1,956
Other (expense) income, net	(752)	1,641	(53)	(2,556)

Total other (expense) income	(1,634)	1,000	(3,721)	(5,359)

Earnings before income taxes	7,789	18,456	50,386	48,843
Income tax expense	1,985	3,782	7,814	10,214

Net earnings	$5,804	$14,674	$42,572	$38,629

Earnings per share:
Basic	$0.53	$1.35	$3.91	$3.57
Diluted	$0.53	$1.35	$3.88	$3.56
Shares used in computing earnings per share:
Basic	10,907	10,835	10,886	10,823
Diluted	11,039	10,880	10,985	10,861
Cash dividends declared per share	$0.33	$0.32	$1.30	$1.26

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended		Twelve months ended
(in thousands)	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
Operating revenues:
Irrigation:
North America	$53,539	$41,201	$273,871	$224,771
International	71,715	35,824	197,487	124,575

Irrigation total	125,254	77,025	471,358	349,346
Infrastructure	28,394	51,380	96,288	125,346

Total operating revenues	$153,648	$128,405	$567,646	$474,692

Operating income:
Irrigation	$10,578	$5,979	$63,181	$41,263
Infrastructure	5,810	19,934	20,174	42,722
Corporate	(6,965)	(8,457)	(29,248)	(29,783)

Total operating income	$9,423	$17,456	$54,107	$54,202

The Company manages its business activities in two reportable segments as follows:

Irrigation—This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	August 31, 2021	August 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$127,107	$121,403
Marketable securities	19,604	19,511
Receivables, net of allowance of $3,422 and $2,780, respectively	93,609	84,604
Inventories, net	145,244	104,792
Other current assets	30,539	17,625

Total current assets	416,103	347,935

Property, plant, and equipment, net	91,997	79,581
Intangible assets, net	20,367	23,477
Goodwill	67,968	68,004
Operating lease right-of-use assets	18,281	27,457
Deferred income tax assets	8,113	9,935
Other noncurrent assets	14,356	14,137

Total assets	$637,185	$570,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,209	$29,554
Current portion of long-term debt	217	195
Other current liabilities	92,814	72,646

Total current liabilities	138,240	102,395

Pension benefits liabilities	5,754	6,374
Long-term debt	115,514	115,682
Operating lease liabilities	18,301	25,862
Deferred income tax liabilities	832	889
Other noncurrent liabilities	20,099	20,806

Total liabilities	298,740	272,008

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,991	18,918
Capital in excess of stated value	86,495	77,686
Retained earnings	528,130	499,724
Less treasury stock—at cost	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(17,933)	(20,572)

Total shareholders’ equity	338,445	298,518

Total liabilities and shareholders’ equity	$637,185	$570,526

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended August 31,
(in thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$42,572	$38,629
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,177	19,396
(Gain) on sale of business	(1,087)	—
Provision for uncollectible accounts receivable	771	589
Deferred income taxes	1,911	1,384
Share-based compensation expense	6,186	5,616
Foreign currency transaction (gain) loss	(1,934)	1,102
Other, net	259	288
Changes in assets and liabilities:
Receivables	(11,535)	(9,523)
Inventories	(38,158)	(14,039)
Other current assets	(8,132)	(6,612)
Accounts payable	17,993	(691)
Other current liabilities	18,433	16,673
Other noncurrent assets and liabilities	(2,488)	(6,778)

Net cash provided by operating activities	43,968	46,034

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(26,511)	(21,445)
Proceeds from sale of assets held-for-sale	—	3,955
Purchases of marketable securities available-for-sale	(19,356)	(28,041)
Proceeds from maturities of marketable securities available-for-sale	18,825	8,548
Acquisition of business, net of cash acquired	—	(3,034)
Other investing activities, net	(577)	1,503

Net cash used in investing activities	(27,619)	(38,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,965	1,545
Common stock withheld for payroll tax obligations	(1,269)	(1,111)
Principal payments on long-term debt	(195)	(227)
Dividends paid	(14,166)	(13,645)

Net cash used in financing activities	(11,665)	(13,438)

Effect of exchange rate changes on cash and cash equivalents	1,020	117

Net change in cash and cash equivalents	5,704	(5,801)
Cash and cash equivalents, beginning of period	121,403	127,204

Cash and cash equivalents, end of period	$127,107	$121,403